AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 13, 2001 REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         UNIVERSAL MEDIA HOLDINGS, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

               DELAWARE                                22-3360133
             ------------                            -------------
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)

                    540 North Avenue, Union, New Jersey 07083
                    -----------------------------------------
               (Address of Principal Executive Office) (Zip Code)

                            Commission File No.: 000-

                   Anthony Vigliotti, Chief Executive Officer
                    540 North Avenue, Union, New Jersey 07083
                                 (877) 890-9719
                   ------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381

       Securities to be registered pursuant to Section 12(b) of the Act:

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  -------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
                               Proposed         Proposed
Title of          Amount       Maximum          Maximum             Amount of
Securities to     to be        Offering Price   Aggregate           Registration
Be Registered     Registered   Per Share (1)    Offering Price (1)  Fee
----------------  ----------   ----------       ---------------     ------------
Common Stock,     53,125,000     $0.01              $531,250          $140.25
par value $.0001
per share
-----------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on July 12, 2001.
--------------------------------------------------------------------------------
================================================================================

(1) The shares of common stock are being registered hereby for the account of certain shareholders of Universal Media Holdings, Inc. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

This prospectus is part of a shelf registration statement, which Upside Development, Inc., has filed with the Securities and Exchange Commission. Under the registration process the selling stockholders, may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Our common stock is listed on the Nasdaq Over the Counter Bulletin Board under the symbol "UMHD". This prospectus provides a general description of the securities that we may offer. Each time we sell shares of common stock or warrants or other rights, we will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

================================================================================



The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion dated July 13, 2001


                         Universal Media Holdings, Inc.

                        53,125,000 shares of common stock

                         -------------------------------


          o This is an offering of 53,125,000 shares of our common stock by stockholders of Universal Media Holdings, Inc.
          o The selling stockholders will receive all of the proceeds from the sale of 53,125,000 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares.
          o The selling stockholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

MARKET FOR THE SHARES

The common stock is traded on the OTC Electronic Bulletin Board under the symbol "UMHD." On July 11, 2001, the last reported sale price for the common stock, as reported on the OTC Electronic Bulletin Board, was $.01 per share. The selling shareholders may, from time to time, sell the shares at market prices prevailing on the NASDAQ OTC Electronic Bulletin Board, at the time of the sale or at negotiated prices under the terms described under the caption "Plan of Distribution."

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------

         The date of this prospectus is July 13, 2001

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in Universal Media Holdings, Inc.. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.


We May Not Be Able To Manage Our Planned Rapid Growth.

         We expect to grow rapidly in the future. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.


We Depend On Our Key Personnel.

Our future success depends, in significant part, upon the continued service of our senior management, and any new management brought in my an acquisition or reverse merger.. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business would fail.


Future Business Acquisitions.

         The  Company  is  engaging  in  preliminary   talks,   through  various
consultants, to make acquisitions outside its current business and to acquire for itself, or by a reverse merger an operating business. If such acquisitions do occur, it is the intention of the Company to change the name of the Company and the business focus of the Company. There is no assurance that we will be successful in operating in this field.

The Market Price Of Our Common Stock Will Be Volatile.

         Market prices of the securities of toy companies are often volatile. The market price of our common stock will be affected by many factors, including:

         -        fluctuations in our financial results;
         - the actions of our customers and competitors (including new product line announcements and instructions);
         -        new regulations affecting foreign manufacturing; and
         -        sales of our common stock into the public market.

         In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies. The registration of these shares will have a depressive effect on the market price of our common stock.


Future Sales Of Our Shares Could Adversely Affect Our Stock Price.

         As of July 20, 2001, there were 131,634,346 shares of our common stock outstanding. Agreements between the Company and vendors that will provide services for the Company, after all these shares are issued, we will have 158,209,346 shares of our common stock outstanding.


Our Management Exercises Substantial Control Over Our Business.

         As of July 20, 2001, our directors and executive officers beneficially own, in the aggregate, 90,000,000 shares of our common stock, representing approximately 68.4% of common stock outstanding.


In Our Operating History, We May Not Be Able To Successfully Manage Our Business To Achieve Profitability.

         We may not be able to grow our business as planned or ever become a profitable business. We are currently evaluating many different business models, industries and potential merger candidates. Because of this very limited operating history, there are no meaningful financial results, which you can use to evaluate the merits of making an investment in us. Accordingly, investment decisions must be made based on our business prospects. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new venture. If we are unable to successfully address these risks or grow our business as planned, the value of our common stock will be diminished.

Because Our Operating Expenses And Capital Expenditures Will Outpace Our Revenues, We Will Incur Significant Losses In The Near Term.

         We expect to incur significant operating expenses and make relatively high capital expenditures as we develop new business. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses. We have generated no revenues since 1999 and have incurred an aggregate net loss from our inception to March 31, 2001. We have never made money with any previous operations.


The Report Of Our Independent Accountants Contains A Going Concern Qualification Which States That We May Not Be Able To Continue Our Operations.

Our independent certified public accountants' report for the last fiscal year ended September 31, 1999, contains an explanatory paragraph. This paragraph states that our limited working capital position raises substantial doubt about our ability to continue as a going concern.


Because Our Executive Officer's Lack Significant Management, Experience, We May Not Be Able To Effectively Manage Our Growth.

The growth of our business may place a significant strain on our management team and we may not be able to effectively manage our growth. None of our executive officers has significant experience in managing any company, or overseeing such a company's rapid growth.


Use of Proceeds.

The Company currently has no assets or cash on hand. It is not receiving any proceeds from the sale of the Shares contained herein. It is hoped that some of the Selling Shareholders will make further investments, or loans, to the Company to allow it to continue with its plans

Determination of Offering Price.

Price to the public: The selling shareholders may sell the common stock in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, at current market prices. Accordingly, sales prices will depend upon price fluctuations and the manner of sale.

DIVIDENDS

         The Company has not paid any cash dividends on its common or preferred stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. The Company may issue shares of its common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve the performance and growth of the Company. Issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in the common stock of the Company.

Dilution.
                                  THE OFFERING

     Common stock offered by selling shareholders:            52,125,000 shares
     Common stock outstanding prior to the offering:         147,084,346 shares
     Common stock to be outstanding after the offering:      176,209,346 shares
     Nasdaq BB LISTING Market symbol....  UMHD

SELLING SHAREHOLDERS and SECURITY HOLDERS

         Except as otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of our common stock as of July 1, 2001 by the shareholders of the Company who are offering securities pursuant to this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. None of the Selling Shareholders has been an officer, or held any other material relationship with Universal Media Holdings, or its affiliates or predecessors within the last three years except as indicated. We will receive no proceeds from the sale of these shares.

                                           Number of
Name                                     shares offered
----                                     --------------
Brian Foy, Jr. (1)                          1,000,000
Richard K. Jachner (1)                      1,000,000
Presco, Inc. (1)                            6,000,000
Simione, Scillia, Larrow
         & Dowling (2)                        250,000
Domani Consulting, Inc. (1)                 4,700,000
ewebplace.com., Inc. (1)                    6,000,000
Michael S. Krome, P.C. (1)(2)(5)            3,600,000
Merchants Barter Exchange, Inc., (1)        3,000,000
Harold Smith                                3,000,000
All Ten Enterprises, Inc. (3)(4)              650,000
Romain Pericone (3)                           650,000
Lance Long (3)                                650,000
Sentry Capital Management, Inc. (2)(5)      2,500,000
Agnes Zimbler (6)                           1,000,000
Merchants Capital, Inc. (7)                 6,000,000
Paul Calderone (1)                             75,000
Greg Hutton (1)                               100,000
Jeff Chisholm (1)                             650,000
Something Communications, Inc. (1)          4,800,000
Paul Messina (8)                            7,500,000
                                          -----------
                           Total:          53,125,000

---------------------
         (1) Represents shares issued in exchange for services to be performed.
         (2) Represents shares issued as compensation for services already performed
         (3)      Represents shares issued as compensation as Officer/Directors
         (4) All Ten Enterprises, Inc., is owned by Anthony Vigliotti, President of the Company.
         (5) The Owners of Sentry Capital and Michael S. Krome, were Officers and Diretors of the Company prior to January and February, 2001, respectively. Mr. Krome, since January, 2001, is no longer affiliate with Sentry.
         (6) Represents shares pursuant to partial payment of a convertible promissory note due from the Company.
         (7) Represents compensation for Investment Banking services and Mergers and Acquisitions advice to the Company.
         (8)      Represents investment made into the COmpany prior to  February
                  2001.

Plan of Distribution.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades on any securities or market where our common stock is trading,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o    any combination of the foregoing, or by any other legally available means.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

We will not receive any proceeds from the sale of 53,125,000 commons shares pursuant to this prospectus.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.


LEGAL PROCEEDINGS

Universal Media Holdings, Inc. is not subject to any legal proceedings.



Directors, Executive Officers, Promoter and Control Persons

The Current Board of Directors and Executive Officers are as Follows:

                  Board of Directors
                           Anthony Vigliotta, Chairman
                           Romiro Pericon
                           Lance Lang

                  Officers
                          Anthony Vigliotti, President
                              Lance Lang, Secretary

The Board of Directors is expected to serve on an interim basis while the Company seeks a new operating entity or merger partner. At such time it is anticipated that the current directors will resign, once new members of the Board of Directors and Officers are appointed.



SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Common Stock, (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                       Amount and Nature
Name of Beneficial                  of Beneficial Ownership     Percent of Class
Owner(3)                                   Common(1)            Common (5)
-------------------------------     -----------------------     ----------------
All Ten Enterprises, Inc.(2)(4)             30,000,000                22.79
Lance Lang(2)                               15,000,000                11.39
Romaro Pericone(2)                          15,000,000                11.39

Jeff Chisholm                               30,000,000                22.79

All directors and executive                 90,000,000                68.36
officers and 5% beneficial owners
as a group (4 persons)

----------------------
(1)      Represents sole voting and investment power unless otherwise indicated.
(2)      Officer and/or Director of the Company.
(3)      The address of each individual and entity is in care of the Company.
(4) Corporation is controlled by Anthony Vigliotti, Chairman of the Company.
(5) Based on approximately 131,634,346 shares of Company Common Stock outstanding as of July 2, 2001.

DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. Upon consummation of this offering, there will be 176,209,346 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

The authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value ("Common Stock"), and 5,000,000 of preferred stock, $.0001 par value ("Preferred Stock"), issuable in series. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to this registration statement and by the provisions of applicable Delaware law.

As of July 20, 2001, there were 131,634,346 shares of Common Stock outstanding, held of record by approximately 450 stockholders. The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights.

PREFERRED STOCK

The Board of Directors of the Company (without further action by the shareholders), has the option to issue from time to time authorized un-issued shares of Preferred Stock and determine the terms, limitations, residual rights, and preferences of such shares. The Company has the authority to issue up to 5,000,000 shares of Preferred Stock pursuant to action by its Board of Directors. As of the date of this registration statement, the Company has not issued any Preferred Stock, and currently has no plans to issue and Preferred Stock.

In the future, the Board of Directors of the Company has the authority to issue additional shares of Preferred Stock in series with rights, designations and preferences as determined by the Board of Directors. When any shares of Preferred Stock are issued, certain rights of the holders of Preferred Stock may affect the rights of the holders of Common Stock. The authority of the Board of Directors to issue shares of Preferred Stock with characteristics which it determines (such as preferential voting, conversion, redemption and liquidation rights) may have a deterrent effect on persons who might wish to take a takeover bid to purchase shares of the Company at a price, which might be attractive to its shareholders. However, the Board of Directors must fulfill its fiduciary obligation of the Company and its shareholders in evaluating any takeover bid.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                           The Board of Directors  approved the  transaction  in
                  which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
                           Upon consummation of the transaction that resulted in
                  the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
                           on  or   subsequent   to  such   date  the   business
                  combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.


SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company had outstanding 176,209,346 shares of its Common Stock. Of this amount, 53,125,000 shares of Common Stock are being registered on behalf of the Selling Shareholders. Of these shares, the 53,125,000 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any shares purchased by "Affiliates" or persons acting as "Underwriters" as these terms are defined under the Securities Act.

         The 86,550,000 shares of Common Stock held by existing shareholders are "Restricted" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"), and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 and Rule 701 promulgated under the Securities Act. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may only be sold in accordance with the provisions of Rule 144 or Rule 701 of the Securities Act.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

                  (1)      1% of the  then-outstanding  shares of common  stock;
                           and
                  (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. While the foregoing discussion is intended to summarize the material provisions of Rule 144, it may not describe all of the applicable provisions of Rule 144, and, accordingly, you are encouraged to consult the full text of that Rule.

         In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

         The possibility of future sales by existing stockholders under Rule 144 or otherwise, including the sale of 52,625,000 shares registered under the Securities Act pursuant to this prospectus, will, in the future, have a depressive effect on the market price of our Common Stock, and such sales, if substantial might also adversely affect the Company's ability to raise additional capital. See "Description of Securities" and "Plan of Distribution."


                       WHERE YOU CAN FIND MORE INFORMATION

         We will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

         The transfer agent for the Company is: Interwest Transfer Co., Inc., P.O. Box 17136, Salt Lake City, Utah.


                                  LEGAL MATTERS

         Legal matters in connection with this offering are being ahndled by the law firm of Michael S. Krome, P.C. Michael S. Krome, P.C. is a selling shareholder, paid in exchange for legal services performed in connection with this registration statement and other general corporate matters.


                                     EXPERTS

         The financial statements included in this prospectus and in the registration statement have been audited by Aaron Stein, C.P.A, independent certified public auditor, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report, given upon the authority of Aaron Stein, C.P.A., as an expert in auditing and accounting. This report contains an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.


Management's Discussion and Analysis or Plan of Operation.

Universal Media Holdings, Inc. (the "Company") was originally incorporated in Delaware as Tyconda Minerals Corp. in December of 1969. In February 1970, the Company merged, leaving Tyconda Minerals Corp. as the surviving corporation. In November 1983 the Company filed a Certificate of Amendment to its Certificate of Incorporation changing its corporate name to Hy-Poll Technology, Inc. That amendment also changed the capital structure of the corporation from an authorization to issue 5,000,000 shares of Common Stock with a par value of $
 .01 per share, to an authorization to issue 200,000,000 shares of Common Stock with a par value of $ .0001 per share, as well as 5,000,000 shares of preferred stock.

In August of 1995, Hy-Poll acquired all of the issued and outstanding shares of the Company's Common Stock. On December 21, 1995 the Company amended its Certificate of Incorporation changing its corporate name to Universal Turf, Inc. The Company then amended the name again on November 8, 1999, changing its corporate name to Universal Media Holdings, Inc.

On February 14, 2000, the Company purchased 100 percent of the outstanding stock of E-Trans Logistics, Inc. (E-Trans), formerly known as Gerard for 6,297,348 shares of Universal. E-Trans is a trucking, transport and logistics company located in New Jersey. Universal had no operating assets prior to its acquisition of E-Trans. The fair value of E-Trans approximately equaled the cost basis of the assets.

On March 27, 2000, the Company acquired all the outstanding shares of Net-Tronics for $100,000 and 250,000 shares of Universal Media stock. This resulted in $100,000 of goodwill that was subsequently written off. Net-Tronics had no operations since formation. Immediately subsequent to the aforementioned, Universal merged into its wholly owned subsidiary, dissolving its subsidiary with Universal.


Discontinued Operations

Subsequent to year-end, the Company made a determination to exit its trucking, transport and logistics operation after the acquisition of E-Trans due to continuing losses. The Company incurred a one-time charge of $25,000 related to an accrual for estimated expenses during the phase out period. The Company plans to settle with the lessor and other creditors of the operations. The disposition of the transport business represents a disposal of a business segment under Accounting Principles Board Opinion No. 30. Accordingly, results of this operation have been classified as discontinued. Since this is the only operation, its discontinuation raises substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to merge with an operating entity.

As a result of the operations problems of the Company, it has relocated its corporate offices to Carteret, New Jersey. Upon the completion of any deal, the Company will most likely relocate to another location.

In the last quarter of Fiscal Year 2000, the had no operations of any type and no revenue or sales. The likely hood of the Company being re-started is dependant upon the Company obtaining outside sources of capital and the ability to make an acquisition.

On July 10, 2001, the Company announced that it had acquired 51% of the assets of Del-Pais International, Inc. (the "Assets"). This is a distributor of private label soft beverages in the New York City area.

The Company is also actively seeking other candidates to be acquired or to reverse merge into the Company.

Description of Property.

The Company currently occupies office space at 540 North Avenue, Union, New Jersey 07068. It does not currently pay rent and its tenancy will last only until a suitable operation is acquired or reverse merger with new management occurs.


Executive Compensation.

The Company currently pays no cash compensation to any Executive, Officer, Director or any other party. The Officers and Directors and certain Consultants and Professionals have been issued shares of Common Stock of the Company as compensation, as detailed in the section regarding Selling Shareholders.

Financial Statements.

                         UNIVERSAL MEDIA HOLDINGS, INC.
                                  & SUBSIDIARY

                          AUDITED FINANCIAL STATEMENTS

                     Years ended September 30, 2000 and 1999

UNIVERSAL MEDIA HOLDINGS, INC.
& SUBSIDIARY




TABLE OF CONTENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT AUDITOR                                                  1

FINANCIAL STATEMENTS

       Consolidated Balance Sheets                                             2
       Statements of Operations                                                3
       Statements of Stockholders' Deficit                                     4
       Statements of Cash Flows                                                5
       Notes to Financial Statements                                           6

REPORT OF INDEPENDENT AUDITOR


Board of Directors and Stockholders
Universal Media Holding, Inc. & Subsidiary


I have audited the accompanying consolidated balance sheets of Universal Media Holdings, Inc. as of September 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for each year ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Universal Media Holding, Inc. as of September 30, 2000, and the results of their operations and their cash flows for each of the two years ended September 30, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring net losses from its only operation and has decided to discontinue it. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.






Aaron Stein,
Certified Public Accountant

Woodmere, New York
February 13, 2001

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
BALANCE SHEET
September 30, 2000




ASSETS

CURRENT ASSETS
    Accounts receivable                               $    17,144
    Loan to affiliate                                      39,214
                                                      -----------

                   Total current assets                    56,358

PROPERTY AND EQUIPMENT, net                                 3,200
                                                      -----------

                                                      $    59,558
                                                      ===========


LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses             $   846,726
    Accrued disposition costs                              25,000
    Other current liabilities                              15,000
                                                      -----------

                   Total current liabilities              886,726

LONG TERM DEBT                                            215,059
                                                      -----------

                   Total liabilities                    1,101,785
                                                      -----------

STOCKHOLDERS' DEFICIT
    Preferred stock, no par value,
       2,000,000 shares authorized, 0 shares issued          --
    Common stock, $.001 par value,
       200,000,000 shares authorized,
       11,284,346 issued and outstanding                   11,284
    Additional paid-in capital                          2,133,444
    Accumulated deficit                                (3,186,955)
                                                      -----------

                                                       (1,042,227)
                                                      -----------
                                                      $    59,558
                                                      ===========

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF OPERATIONS


                                                   Years ended September 30,
                                                 ----------------------------
                                                      2000            1999
                                                 ------------    ------------

REVENUES EARNED                                  $       --      $    241,207

COST OF REVENUES EARNED                                  --           337,680
                                                 ------------    ------------

          GROSS PROFIT                                   --           (96,473)

GENERAL AND ADMINISTRATIVE EXPENSES                   261,126         211,103
                                                 ------------    ------------

          OPERATING LOSS BEFORE
             WRITE-OFF OF GOODWILL                   (261,126)       (307,576)

WRITE-OFF OF GOODWILL                                 240,000            --
                                                 ------------    ------------

          OPERATING LOSS                             (501,126)       (307,576)

OTHER INCOME
    Interest income                                       275            --
    Loss on disposal of fixed assets                     --           (15,729)
    Interest expense                                  (20,957)           (669)
                                                 ------------    ------------

          Total other income                          (20,682)        (16,398)
                                                 ------------    ------------

          LOSS FROM CONTINUING OPERATIONS
             BEFORE PROVISION FOR INCOME TAXES       (521,808)       (323,974)

INCOME TAXES                                             --              --
                                                 ------------    ------------

          LOSS FROM CONTINUING OPERATIONS
             AFTER PROVISION FOR INCOME TAXES        (521,808)       (323,974)
                                                 ------------    ------------

DISCONTINUED OPERATIONS (Note 1)
    Loss from discontinued operations, net of
       income taxes of $0                            (253,311)           --
    Provision of $25,000 for operating losses
       during phase out period, net of income
       taxes of $0                                    (25,000)           --
                                                 ------------    ------------

                                                     (278,311)           --
                                                 ------------    ------------

          NET INCOME                             $   (800,119)   $   (323,974)
                                                 ============    ============


LOSS PER SHARE
    Basic                                        $      (0.07)   $      (0.03)
                                                 ============    ============

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
    Basic                                          12,059,356      12,059,356
                                                 ============    ============


UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENT OF STOCKHOLDERS' DEFICIT







                                    Preferred Stock              Common Stock          Additional
                              -------------------------   -------------------------     Paid-in       Retained
                                 Shares        Amount        Shares        Amount       Capital       Earnings        Total
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance, September 30, 1998          --     $      --      11,156,136   $    11,159   $ 2,008,579   $(2,062,862)       (43,124)

Issuance of common stock                                                       --            --           3,220           --

Net loss                             --            --            --            --            --        (323,974)      (323,974)
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance, September 30, 1999          --            --      11,159,356        11,159     2,008,579    (2,386,836)      (367,098)

Issuance of common stock             --            --            --         124,990           125       124,865        124,990

Net loss                             --            --            --            --            --        (800,119)      (800,119)
                              -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance, September 30, 2000          --     $      --     $11,284,346   $    11,284   $ 2,133,444   $(3,186,955)   $(1,042,227)
                              ===========   ===========   ===========   ===========   ===========   ===========    ===========



UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF CASH FLOWS



                                                       Years ended September 30,
                                                       -------------------------
                                                         2000            1999
                                                       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                           $(800,119)      $(323,974)
    Adjustments to reconcile net loss to net
       cash provided by operating activities:
          Depreciation and amortization                    2,500           2,500
          Loss on disposal of assets                        --            15,729
          Write-off of goodwill                          240,000            --
          Changes in assets and liabilities:
             Accounts receivables                        (17,144)        691,789
             Loan to affiliate                           (39,214)           --
             Accounts payable and accrued expenses       518,706        (300,832)
                                                       ---------       ---------

                Net cash (used in) provided by
                   operating activities                  (95,271)         85,212
                                                       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase (decrease) in bank overdraft                   --           (84,200)
    Proceeds from long term debt                         215,059            --
    Issuance of common stock                             124,900            --
                                                       ---------       ---------

                Net cash provided by (used in)
                   financing activities                  339,959         (84,200)
                                                       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of subsidiary                           (240,000)           --
    Purchase of property and equipment                    (5,700)           --
                                                       ---------       ---------

                Net cash used by investing activities   (245,700)           --
                                                       ---------       ---------

                NET (DECREASE) INCREASE IN
                   CASH AND CASH EQUIVALENTS              (1,012)          1,012

CASH AND CASH EQUIVALENTS, Beginning                       1,012            --
                                                       ---------       ---------

CASH AND CASH EQUIVALENTS, Ending                      $    --         $   1,012
                                                       =========       =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Interest paid                                      $    --         $    --
                                                       =========       =========

    Income taxes paid                                  $    --         $    --
                                                       =========       =========


UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS



NOTE 1 -- ORGANIZATION, NATURE OF BUSINESS AND DISCONTINUED OPERATIONS

Organization

Universal Media Holdings, Inc. (the Company) was originally incorporated in Delaware as Tyconda Minerals Corp. in December of 1969. In February 1970, the Company merged leaving Tyconda Minerals Corp. as the surviving corporation. In November 1983 the Company filed a Certificate of Amendment to its Certificate of Incorporation changing its corporate name to Hy-Poll Technology, Inc. That amendment also changed the capital structure of the corporation from an authorization to issue 5,000,000 shares of Common Stock with a par value of $
 .01 per share, to an authorization to issue 200,000,000 shares of Common Stock with a par value of $ .0001 per share.

In August of 1995, Hy-Poll acquired all of the issued and outstanding shares of the Company's Common Stock. On December 21, 1995 the Company amended its Certificate of Incorporation changing its corporate name to Universal Turf, Inc. The Company then amended the name again on November 8, 1999, changing its corporate name to Universal Media Holdings, Inc.

On February 14, 2000, the Company purchased 100 percent of the outstanding stock of E-Trans Logistics, Inc. (E-Trans), formerly known as Gerard for 6,297,348 shares of Universal. E-Trans is a trucking, transport and logistics company located in New Jersey. Universal had no operating assets prior to its acquisition of E-Trans. The fair value of E-Trans approximately equaled the cost basis of the assets.

On March 27, 2000, the Company acquired all the outstanding shares of Net-Tronics for $100,000 and 250,000 shares of Universal Media stock. This resulted in $100,000 of goodwill that was subsequently written off. Net-Tronics had no operations since formation. Immediately subsequent to the aforementioned, Universal merged into its wholly owned subsidiary, dissolving its subsidiary with Universal.

Discontinued Operations

Subsequent to year end, the Company made a determination to exit its trucking, transport and logistics operation after the acquisition of E-Trans due to continuing losses. The Company incurred a one-time charge of $25,000 related to an accrual for estimated expenses during the phase out period. The Company plans to settle with the lessor and other creditors of the operations. The disposition of the transport business represents a disposal of a business segment under Accounting Principles Board Opinion No. 30. Accordingly, results of this operation have been classified as discontinued. Since this is the only operation, its discontinuation raises substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to merge with an operating entity.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS



Assets and liabilities of the discontinued operations at September 30, 2000 were as follows:

     Current assets                               $   56,358
     Property, plant and equipment                     3,200
     Current liabilities                             545,260
     Long-term liabilities                           215,059
                                                  ----------

     Net assets of discontinued operations        $  819,877
                                                  ==========


NOTE 2 --SIGNFICANT ACCOUNTING POLICIES

Principles of Consolidation -- The consolidated financial statements include the accounts of Universal Media Holdings, Inc. and its wholly owned subsidiary, E-Translogistics from date of acquisition. All significant intercompany accounts and transactions have been eliminated in the consolidation of the Company's subsidiary.

Use of Estimates in Financial Statements -- Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Cash and Cash Equivalents -- For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, as cash and cash equivalents in the accompanying balance sheet.

Fixed Assets -- For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in income for the period. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. There was no depreciation for the three months ended December 31, 1999.

Advertising Costs -- Advertising costs are charged to operations when incurred. There were no advertising expenses for the three months ended December 31, 1999.

Income Taxes -- The provision for income taxes are computed based on the pretax loss included in the Statement of Income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS



Earnings Per Common Share -- Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. Earnings per share amounts have been adjusted to reflect the one-for-two split of the Company's common shares which occurred on November 3, 1999. There was no material difference between basis earnings per share and diluted earnings per share


NOTE 3 -- RELATED PARTY TRANSACTIONS

The Company has advanced approximately $40,000 to an entity that is owned by the majority owners of Universal Holdings and one who is also a director/officer of the Company.


NOTE 4 --CREDIT ARRANGEMENT

On February 1, 2000, the Company entered into a factoring and security agreement with Metro Factory's, Inc. (Metro), a financial institution that specializes in factoring transactions. The Company identified certain customers and sold related receivables to Metro for their face value. All the invoices purchased by Metro from the Company constituted a sale with legal title passing to Metro including its right to use those invoices as collateral. The Company was able to borrow up to 90 percent of the total face value sold at an interest rate of 2.75 over the base-lending rate of Key Bank National Association of Cleveland, Ohio, which was 8.75 percent. The Company also pays Metro a commission equal to .6 percent of the face amount of invoices purchased and an additional .25 percent due each fifteenth day period beginning with 61st date on the invoice.

All invoices are purchased on a recourse basis. Invoices unpaid in excess of 90 days are deemed uncollectible and the Company agrees to repurchase these invoices from Metro at the full-face amounts.

At the time of the sale, the Company recognizes the sale of such invoices and any losses of the face value including any commissions owed Metro. At the time an invoice is presented back for repayment, the Company records it at its estimated fair value and recognizes any losses.

Metro has the right to inspect all books and records of the Company at any time including required certain financial reporting.

This credit arrangement is personally guaranteed by two stockholders of the Company and cross-collaterized with another corporation in which these two stockholders have common ownership. Additionally Metro has a blanket security interest in assets of the Company.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS



NOTE 5 --STOCKHOLDERS' EQUITY

Stock Split -- On November 3, 1999, the Company consented to a one-for-two hundred reverse stock split of its common stock. Stockholders' equity has been restated to give retroactive recognition to the reverse stock split in prior periods.

Preferred Stock - 2,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a "series" of the shares to be issued and designate preferences, privileges and restrictions applicable to that series. To date, the Board of Directors has not designated or issued any series of Preferred Stock.


NOTE 6 -- COMMITMENTS AND CONTINGENCIES

Included in the accounts payable is approximately $28,000 which represents judgements brought against the Company. These judgments are related to unpaid invoices.


NOTE 7 - INCOME TAXES

The Company did not provide any current or deferred U.S. federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. The company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss, because of uncertainty regarding its realizability.

At September 30, 2000, the Company had net operating loss of approximately $250,000, related to U.S. federal and state jurisdictions. Utilization of net operating loss, which begins to expire at various times starting this year, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state tax laws.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS



NOTE 8 - PRO FORMA UNAUDITED INFORMATION

The following unaudited pro forma data summarizes the results of operations for the twelve months ended September 30,2 000 and1999 as the acquisition of E-Trans (see Note 1) had been completed as of the beginning of periods presented. These pro forma amounts do not purport to be representative of what would have been obtained if the acquisition occurred at the beginning of the period presented.

                                       2000           1999
                                   -----------    -----------

          Revenues                 $   883,000    $ 1,615,000
                                   ===========    ===========

          Net loss                 $  (841,000)   $  (473,000)
                                   ===========    ===========

          Earnings per share
            Basic                        (0.07)         (0.04)
                                   ===========    ===========

                         UNIVERSAL MEDIA HOLDINGS, INC.
                                 AND SUBSIDIARY

                          REVIEWED FINANCIAL STATEMENTS

                    December 31, 2000 and September 30, 2000

UNIVERSAL MEDIA HOLDINGS, INC.
AND SUBSIDIARY




TABLE OF CONTENTS




REVIEW REPORT OF INDEPENDENT ACCOUNTANT                                      1

FINANCIAL STATEMENTS

Balance Sheets as of December 31, 2000 and September 30, 2000                3
Statements of Operations and Accumulated Deficit for the
  three months ended December 31, 2000 and 1999                              4
Statements of Cash Flows for the three months ended
  December 31, 2000 and 1999                                                 5
Notes to the Financial Statements                                            5

REVIEW REPORT OF INDEPENDENT ACCOUNTANT




To the Board of Directors
  and Stockholders
Universal Media Holdings, Inc.




I have reviewed the accompanying consolidated balance sheet of Universal Medial Holdings, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of operations and accumulated deficit, and cash flows for the three months ended December 31, 2000 and 1999. These financial statements are the responsibility of the Corporation's management.

I conducted my review in accordance with the standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1 to the interim financial statements (and Note 1 to the annual financial statements for the year ended September 30, 2000), certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the respective financial statements.

I have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Universal Media Holdings, Inc. and subsidiary as of September 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in my report dated February 13, 2001, I expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Corporations' ability to continue as a going concern. In my opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.








Aaron Stein
Certified Public Accountant
Woodmere, New York
February 28, 2001


Universal Media Holdings
Consolidated first quarter results ende 12/31/2000
Balance Sheet


                                                                     Amounts                                           Balance
                                                                        at                                               at
Description                                                         9/30/2000          Increases  (Decreases)        12/31/2000
-----------                                                        -----------                                       -----------
Accounts Receivable                                                $    17,144  (B)    $  15,467                     $      --
                                                                                (C)               $ (32,611)

Loan to affiliate                                                  $    39,214                                       $    39,214
                                                                   -----------                                       -----------

                        total current assets                       $    56,358                                       $    39,214


Property and equipment, net                                        $     3,200  (E)               $  (3,200)         $      --
                                                                   -----------                                       -----------
                                                                                                                     $      --
                        total assets                               $    59,558                                       $    39,214
                                                                   ===========                                       ===========



Accountants payable and accured expenses                           $   846,726  (A)    $  19,601                     $   886,327
                                                                                (F)    $  20,000

Credit line-Metro                                                  $   199,299  (C)               $ (57,512)         $   141,787

Accured disposition costs                                          $    25,000                                       $    25,000

Other current liabilities                                          $    30,760                                       $    30,760
                                                                   -----------                                       -----------

                        total current liabilities                  $ 1,101,785                                       $ 1,083,874
                                                                   -----------                                       -----------


Common Stock                                                       $    11,284                                       $    11,284

Additional paid in capital                                         $ 2,133,444                                       $ 2,133,444
                                                                                                                     $      --
Accumulated deficit                                                $(3,186,955) (A)    $  19,601                     $(3,189,388)
                                                                   -----------                                       -----------
                                                                                (B)               $ (15,467)
                                                                                (C)               $ (24,901)
                                                                                (E)    $   3,200
                                                                                (F)    $  20,000

                        total stockholders deficit                 $(1,042,227)                                      $(1,044,660)
                                                                   -----------                                       -----------


                        total liabilities & stockholders deficit   $    59,558                                       $    39,214
                                                                   ===========                                       ===========



(A) to recognize additional payables that resulted in additional expenses to the consolidated entity

(B) to record additional sales activity for the quarter

(C) to record write-off of remaining recievables and record change in estimate on loss on recourse financing

(E) to record write-off of abandoned equipment

(F) to add provision for accural of additional administrative expenses


Universal Media Holdings
Consolidated first Quarter Results
Statement of Operations


                                                                       Amounts           Adjustments           Final
                                                                         per                                    at
Description                                                          Quick Books    Increase   (Decrease)   12/31/2000
-----------                                                          -----------    --------    --------    -----------

Revenues                                                             $    15,866                $(15,866)   $      --

Cost of Revenues                                                     $       399                $   (399)   $      --
                                                                     -----------                --------    -----------

             Gross profit                                            $    15,467                $(15,467)   $      --
                                                                     -----------                            -----------

General and administrative expenses                                  $    19,602    $ 20,000                $    39,602

             Loss before write off of Goodwill                       $    (4,135)                           $   (39,602)

Write-off of Goodwill                                                $      --                              $      --
                                                                     -----------                            -----------

             Operating loss                                          $    (4,135)                           $   (39,602)

Interest expense                                                                    $  4,000                $    (4,000)
Other Income                                                         $      --      $ 28,901                $    28,901
                                                                     -----------                            -----------
             total other income/interest expense                     $      --                              $    24,901
                                                                     -----------                            -----------


             Loss from continuing operations                         $    (4,135)                           $   (14,701)

Income Taxes                                                         $      --                              $      --
                                                                     -----------                            -----------

             Loss from continuing operations after income taxes      $    (4,135)                           $   (14,701)

Net income from discontinued operations                              $      --      $ 15,469                $    15,469
Provision for operating losses during phase out                      $      --      $  3,200                $    (3,200)
                                                                     -----------                            -----------
                                                                     $      --                              $    12,269
                                                                     -----------                            -----------

Net Income                                                           $    (4,135)                           $    (2,432)
                                                                     ===========                            ===========

UNIVERSAL MEDIA HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS (unaudited)



NOTE 1 -- BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered recurring losses and cash deficits from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters, which are also discussed in Note 2, are dependent upon the Company's ability to merge with an operating entity, and to obtain additional financing. The presented financial statements do not include any adjustments which might result from the outcome of these uncertainties.

In the opinion of management and subject to the discussion above, the accompanying unaudited consolidated financial statements contain all adjustments necessary to fairly present the consolidated financial position of Universal Media Holdings, Inc. and subsidiary (the Corporation or Company) as of December 31, 2000, the consolidated results of their operations for the three months ended December 31, 2000 and 1999, and their cash flows for the three months ended December 31, 2000 and 1999. Such adjustments are generally of a normal recurring nature and include adjustments to certain accruals and asset reserves to appropriate levels.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the ate of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from those estimates.


NOTE 2 -- ORGANIZATION, NATURE OF BUSINESS AND DISCONTINUED OPERATIONS

Organization

Universal Media Holdings, Inc. (the Company) was originally incorporated in Delaware as Tyconda Minerals Corp. in December of 1969. In February 1972, the Company merged leaving Tyconda Minerals Corp. as the surviving corporation. In November 1983, the Company filed a Certificate of Amendment to its Certificate of Incorporation changing its corporate name to Hy-Poll Technology, Inc. That amendment also changed the capital structure of the corporation from an authorization to issue 5,000,000 shares of Common Stock with a par value of $.01 per share, to an authorization to issue 200,000,000 shares of Common Stock with a par value of $.0001 per share.

In August of 1995, Hy-Poll acquired all of the issued and outstanding shares of the Company's Common Stock. On December 21, 1995, the Company amended its Certificate of Incorporation changing its corporate name to Universal Turf, Inc. The Company then amended the name again on November 8, 1999, changing its corporate name to Universal Media Holdings, Inc.

UNIVERSAL MEDIA HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS (unaudited)



On February 14, 2000, the Company purchased 100 percent of the outstanding stock of E-Trans Logistics, Inc. (E-Trans), formerly known as Gerard for 6,297,348 shares of Universal. E-Trans is a trucking, transport and logistics company located in New Jersey. Universal had no operating assets prior to its acquisition of E-Trans. The fair value of E-Trans approximately equaled the cost basis of the assets.

On March 27, 2000, the Company acquired all the outstanding shares of Net-Tronics for $100,000 and 250,000 shares of Universal Media stock. This resulted in $100,000 of goodwill that was subsequently written off. Net-Tronics had no operations since formation. Immediately subsequent to the aforementioned, Universal merged into its wholly owned subsidiary, dissolving its subsidiary with Universal.

Discontinued Operations

Subsequent to year end, the Company made a determination to exit its trucking, transport and logistics operation after the acquisition of E-Trans due to continuing losses. The Company incurred a one-time charge of $25,000 related to an accrual for estimated expenses during the phase out period. The Company plans to settle with the lessor and other creditors of the operations. The disposition of the transport business represents a disposal of a business segment under Accounting Principles Board Opinion No. 30. Accordingly, results of this operation have been classified as discontinued. Since this is the only operation, its discontinuation raises substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to merge with an operating entity.


NOTE 3 -- CREDIT LINE

The Company no longer meets the required collateral lending ratios to continue the credit arrangement and is in technical default of its obligations. The Company is currently negotiating a settlement with the lender to resole this debt.

                         UNIVERSAL MEDIA HOLDINGS, INC.
                                 AND SUBSIDIARY

                          REVIEWED FINANCIAL STATEMENTS

                      March 31, 2001 and September 30, 2000

UNIVERSAL MEDIA HOLDINGS, INC.
AND SUBSIDIARY




TABLE OF CONTENTS




REVIEW REPORT OF INDEPENDENT ACCOUNTANT                                       1

FINANCIAL STATEMENTS

Balance Sheets as of March 31, 2001 and September 30, 2000                    3
Statements of Operations and Accumulated Deficit for the
  three months ended and six months ended March 31, 2001 and 2000            4-7
Statement of Stockholders' Equity for the six
  months ended March 31, 2001                                                 8
Statements of Cash Flows for the six months ended
  March 31, 2001 and 2000                                                     9
Notes to the Financial Statements                                          10-11

REVIEW REPORT OF INDEPENDENT ACCOUNTANT



To the Board of Directors
  and Stockholders
Universal Media Holdings, Inc.




I have reviewed the accompanying consolidated balance sheet of Universal Medial Holdings, Inc. and subsidiary as of March 31, 2001, and the related consolidated statements of operations and accumulated deficit, and cash flows for the three and six months then ended, and the statement of cash flows for the six months then ended. These financial statements are the responsibility of the corporation's management.

I conducted my review in accordance with the standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1 to the interim financial statements (and Note 1 to the annual financial statements for the year ended September 30, 2000), certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the respective financial statements.

I have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Universal Media Holdings, Inc. and subsidiary as of September 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in my report dated February 13, 2001, I expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Corporations' ability to continue as a going concern. In my opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 2000 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.








Aaron Stein
Certified Public Accountant
Woodmere, New York
June 15, 2001


UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
BALANCE SHEETS






                                                        March 31,     September 30,
                                                           2001            2000
                                                      ------------    ------------
                                                       (unaudited)
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                         $       --      $       --
    Accounts receivable                                       --            17,144
    Loan to affiliate                                       39,214          39,214
                                                      ------------    ------------

                   Total current assets                     39,214          56,358

PROPERTY AND EQUIPMENT, net                                   --             3,200
                                                      ------------    ------------

                                                      $     39,214    $     59,558
                                                      ============    ============



LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses             $    886,328    $    846,726
    Credit line - Metro                                    141,787         199,299
    Accrual disposition costs                               25,000          25,000
    Other current liabilities                               30,760          30,760
                                                      ------------    ------------

                   Total current liabilities             1,083,875       1,101,785
                                                      ------------    ------------

STOCKHOLDERS' DEFICIT
    Preferred stock, no par value,
       2,000,000 shares authorized, 0 shares issued           --              --
    Common stock, $.001 par value,
       200,000,000 shares authorized,
       131,384,346 issued and outstanding                  131,384          11,284
    Additional paid-in capital                           2,118,444       2,133,444
    Accumulated deficit                                 (3,294,489)     (3,186,955)
                                                      ------------    ------------

                                                        (1,044,661)     (1,042,227)
                                                      ------------    ------------

                                                      $     39,214    $     59,558
                                                      ============    ============




See review report of independent accountant and notes to financial statements.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (unaudited)


                                                   Three months ended
                                                       March 31,
                                                 ----------------------
                                                   2001         2000
                                                 ---------    ---------

REVENUES EARNED                                  $    --      $    --

COST OF REVENUES EARNED                               --           --
                                                 ---------    ---------

          GROSS PROFIT                                --           --

GENERAL AND ADMINISTRATIVE EXPENSES                105,100          577
                                                 ---------    ---------

          OPERATING LOSS BEFORE
             WRITE-OFF OF GOODWILL                (105,100)        (577)

WRITE-OFF OF GOODWILL                                 --           --
                                                 ---------    ---------

          OPERATING LOSS                          (105,100)        (577)
                                                 ---------    ---------

OTHER INCOME (EXPENSE)
    Interest expense                                  --           --
    Other income                                      --           --
                                                 ---------    ---------

          Total other income                          --           --
                                                 ---------    ---------

          LOSS FROM CONTINUING OPERATIONS
             BEFORE PROVISION FOR INCOME TAXES    (105,100)        (577)

INCOME TAXES                                          --           --
                                                 ---------    ---------

          LOSS FROM CONTINUING OPERATIONS
             AFTER PROVISION FOR INCOME TAXES     (105,100)        (577)
                                                 ---------    ---------

DISCONTINUED OPERATIONS
    Net income from discountinued operations,
       net of income taxes of $0                      --           --
    Provision  for abandonment of fixed assets
       during phaseout period, net of income
       taxes of $0                                    --           --
                                                 ---------    ---------

                                                      --           --
                                                 ---------    ---------

NET INCOME                                       $(105,100)   $    (577)
                                                 =========    =========



See review report of independent accountant and notes to financial statements.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (unaudited)
     - continued


                                                Three months ended
                                                     March 31,
                                              -----------------------
                                                 2001         2000
                                              ----------   ----------

LOSS PER SHARE
    Basic                                            nil          nil
                                              ==========   ==========


AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
    Basic                                     11,284,346    1,000,000
                                              ==========   ==========
















See review report of independent accountant and notes to financial statements.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (unaudited)


                                                    Six months ended
                                                       March 31,
                                                 ----------------------
                                                   2001         2000
                                                 ---------    ---------

REVENUES EARNED                                  $    --      $ 145,512

COST OF REVENUES EARNED                               --           --
                                                 ---------    ---------

          GROSS PROFIT                                --        145,512

GENERAL AND ADMINISTRATIVE EXPENSES                144,702      235,597
                                                 ---------    ---------

          OPERATING LOSS BEFORE
             WRITE-OFF OF GOODWILL                (144,702)     (90,085)

WRITE-OFF OF GOODWILL                                 --           --
                                                 ---------    ---------

          OPERATING LOSS                          (144,702)     (90,085)
                                                 ---------    ---------

OTHER INCOME (EXPENSE)
    Interest expense                                (4,000)        --
    Interest income                                     85
    Other income                                    28,901         --
                                                 ---------    ---------

          Total other income                        24,901           85
                                                 ---------    ---------

          LOSS FROM CONTINUING OPERATIONS
             BEFORE PROVISION FOR INCOME TAXES    (119,801)     (90,000)

INCOME TAXES                                          --           --
                                                 ---------    ---------

          LOSS FROM CONTINUING OPERATIONS
             AFTER PROVISION FOR INCOME TAXES     (119,801)     (90,000)
                                                 ---------    ---------

DISCONTINUED OPERATIONS
    Net income from discountinued operations,
       net of income taxes of $0                    15,467         --
    Provision  for abandonment of fixed assets
       during phaseout period, net of income
       taxes of $0                                  (3,200)        --
                                                 ---------    ---------

                                                    12,267         --
                                                 ---------    ---------

NET INCOME                                       $(107,534)   $ (90,000)
                                                 =========    =========



See review report of independent accountant and notes to financial statements.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (unaudited)
     - continued


                                                 Six months ended
                                                     March 31,
                                              -----------------------
                                                 2001         2000
                                              ----------   ----------

LOSS PER SHARE
    Basic                                     $    (0.01)  $    (0.01)
                                              ==========   ==========


AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
    Basic                                     11,284,346   12,059,356
                                              ==========   ==========









See review report of independent accountant and notes to financial statements.

UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENT OF STOCKHOLDERS' DEFICIT







                                   Preferred Stock                 Common Stock           Additional
                             ---------------------------   ---------------------------      Paid-in       Retained
                                Shares         Amount         Shares         Amount         Capital       Earnings         Total
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------

Balance, September 30, 2000          --     $       --       11,284,346   $     11,284   $  2,133,444   $ (3,186,955)    (1,042,227)

Issuance of common stock             --             --             --      120,100,000        120,100        (15,000)       105,100

Net loss                             --             --             --             --             --         (107,534)      (107,534)
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------

Balance, March 31, 2001              --     $       --      131,384,346   $    131,384   $  2,118,444   $ (3,294,489)  $ (1,044,661)
                             ============   ============   ============   ============   ============   ============   ============


UNIVERSAL MEDIA HOLDINGS, INC. & SUBSIDIARY
STATEMENTS OF CASH FLOWS (unaudited)




                                                           Six months ended
                                                               March 31,
                                                        ----------------------
                                                          2001         2000
                                                        ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                            $(107,534)   $ (90,000)
    Adjustments to reconcile net loss to net
       cash provided by operating activities:
          Loss on abandonment of fixed assets               3,200         --
          Changes in assets and liabilities:
             Accounts receivables                          17,144     (191,953)
             Other assets                                    --       (418,930)
             Accounts payable and accrued expenses         39,602      613,217
             Loan payable - stockholder                      --           --
                                                        ---------    ---------

                Net cash provided by (used in)
                   operating activities                   (47,588)     (87,666)
                                                        ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net reduction in Metro credit line                    (57,512)        --
    Issuance of common stock                              105,100       90,000
    Write-off of goodwill and adjustments
       to effectuate acquisition                             --           --
                                                        ---------    ---------

                Net cash (used in) provided by
                   financial activities                    47,588       90,000
                                                        ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                       --           --
                                                        ---------    ---------

                Net cash used by investing activities        --           --
                                                        ---------    ---------

                NET INCREASE IN CASH
                   AND CASH EQUIVALENTS                      --          2,334

CASH AND CASH EQUIVALENTS, Beginning                         --          1,012
                                                        ---------    ---------

CASH AND CASH EQUIVALENTS, Ending                       $    --      $   3,346
                                                        =========    =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Interest paid                                       $   4,000    $    --
                                                        =========    =========

    Income taxes paid                                   $    --      $    --
                                                        =========    =========



See review report of independent accountant and notes to financial statements.
                                                                               9

UNIVERSAL MEDIA HOLDINGS, INC.
NOTES TO THE FINANCIAL STATEMENTS (unaudited)




NOTE 1 -- BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered recurring losses and cash deficits from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters, which are also discussed in Note 2, are dependent upon the Company's ability to merge with an operating entity, and to obtain additional financing. The presented financial statements do not include any adjustments which might result from the outcome of these uncertainties.

In the opinion of management and subject to the discussion above, the accompanying unaudited consolidated financial statements contain all adjustments necessary to fairly present the consolidated financial position of Universal Media Holdings, Inc. and subsidiary (the Corporation or Company) as of March 31, 2001, the consolidated results of their operations for the six months ended March 31, 2001 and 2000, and their cash flows for the six months ended March 31, 2001 and 2000. Such adjustments are generally of a normal recurring nature and include adjustments to certain accruals and asset reserves to appropriate levels.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the ate of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from those estimates.


NOTE 2 -- ORGANIZATION, NATURE OF BUSINESS AND DISCONTINUED OPERATIONS

Organization

Universal Media Holdings, Inc. (the Company) was originally incorporated in Delaware as Tyconda Minerals Corp. in December of 1969. In February 1972, the Company merged leaving Tyconda Minerals Corp. as the surviving corporation. In November 1983, the Company filed a Certificate of Amendment to its Certificate of Incorporation changing its corporate name to Hy-Poll Technology, Inc. That amendment also changed the capital structure of the corporation from an authorization to issue 5,000,000 shares of Common Stock with a par value of $.01 per share, to an authorization to issue 200,000,000 shares of Common Stock with a par value of $.0001 per share.

In August of 1995, Hy-Poll acquired all of the issued and outstanding shares of the Company's Common Stock. On December 21, 1995, the Company amended its Certificate of Incorporation changing its corporate name to Universal Turf, Inc. The Company then amended the name again on November 8, 1999, changing its corporate name to Universal Media Holdings, Inc.

On February 14, 2000, the Company purchased 100 percent of the outstanding stock of E-Trans Logistics, Inc. (E-Trans), formerly known as Gerard for 6,297,348 shares of Universal. E-Trans is a trucking, transport and logistics company located in New Jersey. Universal had no operating assets prior to its acquisition of E-Trans. The fair value of E-Trans approximately equaled the cost basis of the assets.

On March 27, 2000, the Company acquired all the outstanding shares of Net-Tronics for $100,000 and 250,000 shares of Universal Media stock. This resulted in $100,000 of goodwill that was subsequently written off. Net-Tronics had no operations since formation. Immediately subsequent to the aforementioned, Universal merged into its wholly owned subsidiary, dissolving its subsidiary with Universal.

Discontinued Operations

Subsequent to year end, the Company made a determination to exit its trucking, transport and logistics operation after the acquisition of E-Trans due to continuing losses. The Company incurred a one-time charge of $25,000 related to an accrual for estimated expenses during the phase out period. The Company plans to settle with the lessor and other creditors of the operations. The disposition of the transport business represents a disposal of a business segment under Accounting Principles Board Opinion No. 30. Accordingly, results of this operation have been classified as discontinued. Since this is the only operation, its discontinuation raises substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to merge with an operating entity.


NOTE 3 -- CREDIT LINE

The Company no longer meets the required collateral lending ratios to continue the credit arrangement and is in technical default of its obligations. The Company is currently negotiating a settlement with the lender to resole this debt.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

There are no Changes in and Disagreements with Accountants on Accounting and Financial Disclosure



Part II. Information Not Required In Prospectus

Indemnification of Directors and Officers.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee           $   800.00
Legal fees and expenses (1)                                   $10,000.00
Accounting fees and expenses (1)                              $15,000.00
Miscellaneous (1)                                             $ 2,500.00
                                                              ----------
Total                                                         $27,300.00
(1) Estimated.

Recent Sales of Unregistered Securities.

         We have issued the following shares of Common Stock, on or about March 30, 2001, to certain of our stockholders for the period of January 1, 2001 through July 23, 2001, some of which are being registered hereunder as set forth in the following table:

                                                 Number of
Name                                             shares issued
----                                             -------------
All Ten Enterprises, Inc. (2)(5)                    30,000,000
Lance Lang (2)                                      15,000,000
Ramiro Pericone (2)                                 15,000,000
Presco Consulting, Inc, (2)                          5,000,000
Sentry Capital Management, Inc. (1)(2)(6)            2,500,000
Margolies Family Trust (7)                           2,500,000
George Riggs, III (2)                                  250,000
Simione, Scillia, Larrow & Dowling  (2)                250,000
Karen Ard (2)                                          100,000
Merchants Barter Exchange, Inc. (1)                  3,000,000
Nexgen Capital Corp.       (1)                       3,000,000
Harold Smith      (1)(2)                             3,000,000
Halter Capital Corp.(8)                                250,000
Michael S. Krome, Esq. (1)                           3,600,000
Two Plus Twins Consulting, Inc. (2)(9)               2,800,000
Jeff Chislom (4)                                    30,000,000
                                                 -------------

         Total:                                    116,250,000
-------------

         (1) Represents shares issued in exchange for services to be performed.
         (2) Represents shares issued as compensation for services already performed.
         (3)      Represents shares issued as compensation as Officer/Directors.
         (4)      Represents  shares  issued  in  exchange  for  $15,000  to pay certain expenses of the Company since January 1, 2001.
         (5)      All Ten  Enterprises,  Inc.,  is owned by  Anthony  Vigliotti,
                  President of the Company.
         (6)      Sentry Capital  Management was formerly  controlled by Michael
                  S. Krome and James W. Zimbler, both former directors and officers of the Company, although actual ownership was by other related individuals. Currently, only Mr. Zimbler is still involved with the shareholder.
         (7) Shares were issued pursuant to instructions of Sentry Capital Management.
         (8) Shares issued pursuant to the Agreement of Merger between Net-Tronics Communications Corp. and Universal Media Holdings, Inc., dated July 14, 2000, but never issued until now.
         (9) Corporation controlled by Mr. Krome, and beneficially owned by his wife. Shares issued as compensation for legal services performed on behalf of the Company until March, 2001.

For all such transactions, the Company relied upon Sections 4(2) and 3(b) of the Securities Act of 1933 as an exemption available from the registration requirements of Section 5 of the Securities Act of 1933 for transactions by an issuer not involving a public offering. Each person receiving options or shares represented that such person was acquiring interest for investment purposes only.

Exhibits.
                       EXHIBITS AND SEC REFERENCE NUMBERS

        Number    Title of Document
        ------    -----------------

         2(a)     Certificate of Incorporation (2)
         2(b)     Plan of Merger (2)
         2(c)     Amendment  to   Certificate  of   Incorporation   to  Increase
                  Authorized Shares
         2(d)     Amendment to Certificate of Incorporation to Amend Name (3)
         2(f)     ByLaws (2)
         5.1      Legal Opinion of Michael S. Krome, P.C(1)
         23.1     Consent of Aaron Stein, C.P.A., independent auditor (1)

(1) Filed herewith.
(2) Filed as exhibits to Form 8-K as Exhibit 99.1, Form 10-SB filed on July 14, 2000
(3) Filed as exhibits to Form 10-SB/A filed on September 21, 1999.




Undertakings.
------------

         The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby further undertakes that:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                                    (i)      To include any prospectus  required
                  by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");
                                    (ii)     To  reflect in the  Prospectus  any
                  facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                                    (iii)    To include any material information
                  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
                           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filled by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Form S-3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Union, New Jersey, on this day of July, 2001.


                                             UNIVERSAL MEDIA HOLDINGS, INC.


Date:    July  13, 2001              By: /s/ Anthony Vigliotti
                                         -----------------------

                                             Anthony Vigliotti,
                                             President, Chief Executive Officer,
                                             Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on the dates stated.




Signature                  Capacity                                 Date
---------                  ----------------------                   ----

/s/ Anthony Vigliotti      Chairman of the Board               July 13, 2001
------------------         Chief Executive Officer,
Anthony Vigliotti          President


/s/
-----------------          Vice President and Director




LEGEND TO BE INSERTED ALONG LEFT-HAND SIDE OF COVER PAGE OF PROSPECTUS:


The information in this prospectus is not complete and may be changed. Universal Media Holdings, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.